Exhibit 99.1

CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
SVP, Director of Corporate Communications
215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION – UNIVEST BANK AND TRUST CO. – ANNOUNCES

K. LEON MOYER’S RETIREMENT AND BANK MANAGEMENT SUCCESSION

SOUDERTON, Pa., July 23, 2014 – The board of directors of Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today announced the retirement of K. Leon Moyer, effective January 1, 2015. Moyer will retire as president and chief executive officer of Univest Bank and Trust Co. and vice chairman of Univest Corporation after 43 years of service. Moyer will continue to serve on the board of directors for Univest Bank and Trust Co. and be elected on January 1, 2015 as a director of Univest Corporation of Pennsylvania.

Jeffrey M. Schweitzer, who succeeded William S. Aichele as chief executive officer of the Corporation on January 1, 2014 will also assume the role of president and chief executive officer of Univest Bank and Trust Co. Schweitzer will be elected on January 1, 2015 as a director of Univest Bank and Trust Co. in addition to serving as director of Univest Corporation of Pennsylvania.

“The implementation of our management succession plan has gone very well during the past year and we anticipate the positive transition will continue as we congratulate Leon and carry out this next phase of our plan,” said William S. Aichele, chairman of Univest Corporation of Pennsylvania. “We have prepared our employees, customers, shareholders and communities for the next generation of leadership at Univest and we are confident in a bright future.”

Moyer joined Univest in 1971 and served in various roles before earning an opportunity in leadership. Moyer became president of the bank in January 2005 and assumed the additional role of chief executive officer of the Bank in 2008. In 2008, Moyer was also named vice chairman of Univest Corporation of Pennsylvania. In addition to providing valuable leadership to Univest, Moyer is well known for his passion for serving the community and ability to cultivate Univest’s culture of philanthropy. He gave his time and shared his expertise by serving on more than a dozen boards and committees for local organizations to help advance their missions and better serve our community. He also is well respected across the industry, which earned him an opportunity to serve on the Board of Directors for the Pennsylvania Bankers Association and its grassroots advocacy organization the Pennsylvania Bankers Public Affairs Committee. Moyer is a lifetime member of The Risk Management Association.

Moyer continues a tradition of executive leaders at Univest who have dedicated their careers to the company and to the financial industry, including Aichele who retired after 42 years of service, Merrill Moyer who retired after 36 years of service and Marvin Anders who retired after 47 years of service.

About Univest Corporation of Pennsylvania

Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., has $2.2 billion in assets and more than $3.0 billion in assets under management and supervision through its Wealth Management lines of business. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of more than 40 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.

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This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the financial industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.